UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HOUSTON AMERICAN ENERGY CORP.

(Name of Registrant as Specified In Its Charter)

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You invested in Houston American Energy Corp. Now, please vote your shares!

September 1, 2022

Dear Fellow Shareholder:

With our annual shareholders meeting just around the corner, I wanted to remind you of recent developments at Houston American and to encourage you to vote your shares.

As noted in our recent press release, a copy of which is attached, we have recently made good progress on our CPO-11 Block in Colombia with 2 wells expected to go on production in the very near future. The plan going forward is to acquire 3D seismic and drill our first horizontal well on the Venus Exploration Area which will be sited based on that seismic data. While we do not yet have production from the 2 new wells, we are optimistic that they will enhance our operating results and add value to the company. If we do see positive results from the new wells and from drilling an initial horizontal well, we expect to move forward with development of the field.

Management requests your support by voting your proxy FOR all proposals. Your prompt vote will enable us to have an efficient annual meeting, save costs associated with additional solicitation efforts and continue on working to build value for the company.

Thank you for your continued support.

John Terwilliger

Chief Executive Officer

Houston American Energy Provides Update on Operations in Colombia

Houston, TX – August 30, 2022 – Houston American Energy Corp. (NYSE American: HUSA) today provided an update with respect to 2022 operations and near term plans on the CPO-11 Block in Colombia. Houston American’s interest in the CPO-11 Block, and wells thereon, is held through our ownership interest in Hupecol Meta, LLC.

Year-to-date, two wells have been drilled on the CPO-11 Block, both located in the Venus Exploration Area (the “VEA”). The Bugalo #1 well was drilled and is awaiting testing. The Saturno #1 well was drilled, plugged back and side-tracked resulting in the Saturno #1ST well. The Saturno #1ST well is expected to begin production in the very near future. A formerly shut-in well in the VEA, the Venus 2A, is planned to be returned to production shortly.

Hupecol is planning to acquire a 3D seismic grid covering a portion of the VEA with the objective of siting and drilling a first horizontal well within the VEA.

On the CPO-11 Block, outside of the VEA, Hupecol Meta has targeted drilling, by year-end, the Caonabo well with the participation of Parex Resources.

Houston American owns an 11% interest in each of the wells in the Venus Exploration Area and will own a 5.5% interest in each of the wells on the balance of the CPO-11 Block.

John Terwilliger, CEO of Houston American, stated “We are pleased to have commenced operations on the CPO-11 Block and the progress to date and look forward to further development of the Venus Exploration Area and larger block.”

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Delaware Basin in Texas and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the expected timing of drilling and related operations and the ultimate results of all such operations. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to fund Houston American’s share of drilling and completion costs, timing of drilling operations, ultimate drilling results, potential changes in drilling, completion and operating costs, potential fluctuations in energy prices, changes in market conditions, effects of government regulation and other factors. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.